NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports 2020 Financial Results
Company reports GAAP diluted earnings per share of $3.06 for 2020, affirms 2021 earnings guidance and announces a 3.3% increase to the quarterly dividend -
to $0.62 per share - payable March 31, 2021

BUTTE, MT / SIOUX FALLS, SD - February 11, 2021 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the year ended December 31, 2020.  Net income for the period was $155.2 million, or $3.06 per diluted share, as compared with net income of $202.1 million, or $3.98 per diluted share, for the same period in 2019. This $46.9 million decrease in net income is primarily due to an income tax benefit in 2019, lower gross margin in 2020 due to warmer winter weather and impacts of the COVID-19 pandemic, a disallowance of prior period supply costs, lower supply cost recovery and higher depreciation and depletion expense. These detriments were partially offset by a decrease in operating, general and administrative expenses.

Non-GAAP Adjusted diluted earnings per share for the period were $3.35; within the $3.30 - $3.45 revised guidance range communicated. See “Significant Items Not Contemplated in Guidance” and
“Non-GAAP Financial Measures” sections below for more information on these measures.

“2020 provided a unique set of challenges for most every person and organization. As a provider of essential energy services, NorthWestern quickly recognized the need to pivot to a new model for our workforce – one that ensured the safety of our employees, customers and communities. While most of us look forward to the day that terms like “social distancing” and “remote workforce” become a distant memory, we will look for ways to retain the best of what we learned through the process - like protocols that helped us achieve our best-ever safety record while also completing more maintenance and capital work than any year in our history or new efficiencies that reduced operating costs and helped mitigate gross margin reductions we experienced from our largest commercial and industrial customers’ pandemic related slowdown or closures” said Bob Rowe, President and Chief Executive Officer.

“2021 is likely to present its own challenges with another record year planned of capital investment, including several generation projects and smaller hydro-electric upgrades that will start to address our critical capacity shortfall in both Montana and South Dakota. We are reviewing the analyses we recently received from the independent party administering our competitive solicitation. We anticipate that at least one of our projects, resulting in owned capacity generation investment in excess of $200 million, will be among the multiple projects selected and announced in the first quarter. If successful, we would expect to kick-off our project with a pre-approval filing in May and aim to have it in service by the end of 2023. Additionally, we remain on track to join the Western Energy Imbalance Market during the second quarter allowing our customers to realize the economic and environmental benefits provided by a diverse set of generation assets to the west. It’s a true testament to our 1,530 employees that we can look back on 2020 with great sense of accomplishment and look forward to 2021 with great optimism for what lies ahead.”

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

NorthWestern Reports 2020 Financial Results
February 11, 2021

	Year Ended December 31,
(in thousands, except per share amounts)	2020	2019
Revenues	$1,198,670	$1,257,910
Cost of sales	306,190	318,020
Gross Margin (1)	892,480	939,890

Operating, general and administrative expense	297,115	318,229
Property and other taxes	179,517	171,888
Depreciation and depletion	179,644	172,923
Total Operating Expenses	656,276	663,040
Operating income	236,204	276,850
Interest expense, net	(96,812)	(95,068)
Other income, net	4,853	413
Income before income taxes	144,245	182,195
Income tax benefit	10,970	19,925
Net Income	155,215	202,120
Basic Shares Outstanding	50,559	50,429
Earnings per Share - Basic	$3.07	$4.01
Diluted Shares Outstanding	50,704	50,752
Earnings per Share - Diluted	$3.06	$3.98

Dividends Declared per Common Share	$2.40	$2.30
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

Significant Trends and Regulation

COVID-19 Pandemic
We are one of many companies providing essential services during the national emergency related to the COVID-19 pandemic. Our level of service to our 743,000 customers remains uninterrupted. We implemented a comprehensive set of actions to help our customers, communities, and employees, while maintaining our commitments to provide reliable service and to continue to monitor and adapt our financial business plan for the evolving COVID-19 pandemic challenges. In March, we voluntarily informed both our retail customers and state regulators that disconnections for non-payment would be temporarily suspended, and we have provided an incremental $400,000 in charitable contributions and aid to assist the communities we serve. Our CEO made an official declaration of emergency in accordance with our continuity of operations plan and emergency standard operating procedures, implementing an incident command structure that remains in effect. We have taken extra precautions for our employees who work in the field and for employees who continue to work in our facilities. This includes implementation of work from home policies, social-distancing protocols, face-covering directives, and travel restrictions where appropriate. Currently, we do not anticipate any employee layoffs and are continuing to hire for critical positions to maintain our high level of reliability and customer service. We continue to implement strong physical and cyber-security measures to enable our systems to continue to serve our operational needs with a remote workforce and to keep our company running to provide high quality service to our customers. In August, we advised customers that we would resume the disconnection process for customers whose accounts are in arrears. However, beginning in November our normal winter disconnection procedures were in effect.

NorthWestern Reports 2020 Financial Results
February 11, 2021

2020 Impact - The COVID-19 pandemic has impacted our financial results with a reduction in our commercial and industrial sales volumes, offset in part by an increase in usage by residential customers. We also experienced an increase in certain operating expenses including an increase in uncollectible accounts and interest expense offset in part by lower operating expenses as detailed below. COVID-19 continues to be an evolving situation and we expect to continue to experience impacts to our financial results in 2021.

Estimate of COVID-19 Impacts
	Year Ended December 31, 2020
	Low	High
	(in millions)
Gross Margin (1)	$(8.0)	$(11.0)

Operating Expenses
Medical, labor and travel & training	(5.5)	(5.5)
Uncollectible Accounts	3.0	3.0
Total Operating Expense	(2.5)	(2.5)

Operating Loss	(5.5)	(8.5)
Interest expense	(0.7)	(0.7)
Pretax Loss	(6.2)	(9.2)
Income tax benefit	1.6	2.3
Net Loss(2)	(4.6)	(6.9)
(1) Non-GAAP financial measure. See "Non-GAAP Financial Measure" above.
(2) Income tax benefit calculated using a 25.3% effective tax rate

We submitted accounting order requests in Montana and South Dakota to allow for the deferral of uncollectible accounts expense in excess of amounts currently recovered from customers and to determine ratemaking treatment in a future proceeding.

•The South Dakota Public Utilities Commission issued an order in August 2020, authorizing deferral of costs for possible recovery through future rates. As of December 31, 2020 we have deferred $0.2 million of uncollectible accounts expense into a regulatory asset in South Dakota.

•The Montana Public Service Commission (MPSC) issued an order in November 2020, declining to authorize establishment of a regulatory asset for the deferral of the incremental bad debt expense.

We are working with customers who have been unable to pay during the COVID-19 pandemic, including offering extended payment arrangements. In each of our jurisdictions, we resumed disconnection procedures for non-payment during the third quarter of 2020, supporting our efforts to reduce past due customer balances. We are subject to certain annual winter disconnection procedures, which went into effect on November 1st and will remain in effect through March 31st.

NorthWestern Reports 2020 Financial Results
February 11, 2021

The continued progression of and global response to the COVID-19 pandemic increases the risk of delays in construction activities and equipment deliveries related to our capital projects, including potential delays in obtaining permits from government agencies, resulting in a potential deferral of capital expenditures. While we have not experienced significant supply chain challenges to date and were able to execute on over $400 million in planned capital investment projects during 2020, we continue to closely manage and monitor developments in our supply chain.

The ongoing impacts of the COVID-19 pandemic remain uncertain. Continued slowdown in the United States’ economic growth, demand for commodities and/or material changes in governmental policy may continue to result in lower economic growth with lower demand for electricity and natural gas, as well as negatively affect the ability of various customers, contractors, suppliers and other business partners to fulfill their obligations. These impacts could have a material adverse effect on our results of operations, financial condition and prospects.

2021 Impact - We expect to continue to experience a reduction in our commercial and industrial sales volumes, offset in part by an increase in usage by residential customers through the second quarter of 2021.

Electric Resource Planning - Montana
We are currently 630 MW short of our peak needs and we cover the shortfall through market purchases. Absent additional supply resources, we forecast that our portfolio will be 725 MW short by 2025, considering expiring contracts and a modest increase in customer demand. We issued an all-source competitive solicitation, or request for proposals (RFP), in February 2020 for up to 280 MWs of peaking and flexible capacity to be available for commercial operation in early 2023. Further, we expect additional all-source competitive solicitation requests will be forthcoming, beginning in late 2021 or 2022.

Initial bids for the February 2020 RFP were received in July 2020. Bid submissions were evaluated by an independent party. We are reviewing analyses from the independent administrator and expect to announce the selection of multiple projects during the first quarter of 2021. Bids were submitted on our behalf for generating facilities providing long-duration flexible capacity in excess of 200 MWs. We anticipate that at least one of our projects will be among those selected resulting in owned capacity generation investment in excess of $200 million over the next three years, assuming we receive approval from the MPSC.

Financing
We anticipate financing our ongoing maintenance and capital programs with a combination of cash flows from operations, first mortgage bonds and equity issuances. We anticipate initiating a 3-year $200 million At-the-Market (ATM) offering during 2021 and begin issuing equity under that program. The ATM issuances will be sized to maintain and protect our current credit ratings. Capital investment in response to our Montana electric supply resource planning would be incremental to these amounts. Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions and other factors.

NorthWestern Reports 2020 Financial Results
February 11, 2021

Significant Earnings Drivers

Revenue
Consolidated operating revenues in 2020 were $1,198.7 million as compared with $1,257.9 million, a decrease of $59.2 million. This decrease was primarily due to lower volumes from warmer winter weather and impacts of the COVID-19 pandemic, partly offset by customer growth.

Gross Margin
Consolidated gross margin for the twelve months ended December 31, 2020 was $892.5 million compared with $939.9 million for the same period in 2019. This $(47.4) million decrease was a result of a $(48.5) million decrease to items that have an impact on net income and $1.1 million increase to items that are offset in operating expenses, property and other tax expense and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income decreased $(48.5) million, including:
•$11.0 million lower resulting from a decrease in electric retail volumes due to warmer winter weather in Montana and South Dakota and lower industrial demand unrelated to the COVID-19 pandemic, partly offset by customer growth and warmer summer weather. In addition, impacts of the COVID-19 pandemic drove a decline of approximately $7 - $9 million, as a result of lower commercial and industrial demand, partly offset by higher residential usage;
•$10.6 million lower resulting from a decrease in gas volumes due to warmer winter weather, offset in part by customer growth. In addition, impacts of the COVID-19 pandemic drove a decline of approximately of $1-$2 million, as a result of lower customer usage;
•$9.4 million lower due to a MPSC disallowance of $5.6 million of replacement power costs incurred during a 2018 intermittent outage at our Colstrip coal-fired generating facility and $3.8 million of costs related to the prorated application of a change in state law that eliminated the deadband and QF cost sharing component of our Power Cost and Credit Adjustment Mechanism.
•$3.3 million lower due to a less favorable adjustment of our electric Qualifying Facilities, or QF, liability (unrecoverable costs associated with Public Utility Regulatory Policies Act contracts as a part of a 2002 stipulation with the MPSC and other parties) as compared with the same period in 2019 due to the combination of:
◦A net $1.1 million lower favorable adjustment due to actual price escalation, which was less than estimated ($2.2 million in the current period compared with $3.3 million in the prior period); and
◦Higher costs of approximately $2.2 million, due to a $0.9 million reduction in costs for the adjustment to actual output and pricing for the current contract year as compared with a $3.1 million reduction in costs in the prior period.
•$2.7 million lower due to the inclusion in the prior period of lower Montana electric supply costs as a result of changes in the associated statute, offset in part by lower supply costs in 2020;
•$2.7 million lower resulting from lower demand to transmit energy across our transmission lines due to market conditions and pricing, including the closure of Colstrip Units 1 and 2;
•$1.2 million lower due to a reduction of rates due to the step down of our Montana gas production assets; and
•$9.2 million lower other miscellaneous gross margin items.

NorthWestern Reports 2020 Financial Results
February 11, 2021

These decreases were slightly offset by a $1.6 million increase due to an increase in Montana electric rates.

Consolidated gross margin for items that had no impact on net income increased $1.1 million, including:
•$6.3 million increase in revenue for property taxes recovered in trackers, offset by increased property tax expense;
•$5.0 million decrease in revenue due to the increase in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by decreased income tax expense; and
•$0.1 million decrease in revenue for operating costs included in trackers, offset by a decrease in associated operating expense.
•$0.1 million decrease in revenues for gas production taxes recovered in revenue, offset by a decrease in property and other taxes.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the twelve months ended December 31, 2020 were $297.1 million compared with $318.2 million for the same period in 2019. This $21.1 million decrease was a result of a $22.7 million decrease to items that have an impact on net income and $1.6 million increase to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income decreased $22.7 million, including:
•$10.1 million lower employee benefit costs primarily due to a decrease in employee incentive compensation expense and a slight decrease in medical costs due to the COVID-19 pandemic;
•$4.1 million decreased labor costs including approximately $1.3 million of in-home customer work limited due to the COVID-19 pandemic and more time being spent by employees on capital projects than maintenance projects (which are expensed);
•$3.2 million lower hazard tree line clearance costs. Costs in 2020 reflect a more normal level, which is lower than 2019. We expect to continue the program over the next several years with anticipated 2021 costs ranging from approximately $3 million to $4 million;
•$3.0 million reduction in employee travel and training costs due to the impacts of the COVID-19 pandemic;
•$1.2 million lower environmental costs, primarily at our manufactured gas plant sites;
•$0.9 million lower maintenance at our electric generation facilities; and
•$3.2 million lower other miscellaneous expenses.
These reductions were partly offset by a $3.0 million increase in uncollectible accounts. In March 2020, we voluntarily suspended service disconnections for non-payment, to help customers who may be financially impacted by the COVID-19 pandemic. We resumed standard disconnection processes in all of our operating jurisdictions in the third quarter. As a result of the South Dakota accounting order, we deferred approximately $0.2 million of uncollectible accounts expense during 2020.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income increased $1.6 million primarily due to the following:

NorthWestern Reports 2020 Financial Results
February 11, 2021

•$7.0 million increase due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income;
•$0.1 million lower operating expenses included in trackers recovered through revenue; and
•$5.3 million decrease due to the change in the value of non-employee directors deferred compensation resulting from changes in our stock price, which is offset in other income.

Property and Other Taxes
Property and other taxes were $179.5 million in 2020, as compared with $171.9 million in the same period of 2019. This increase was primarily due to plant additions and higher estimated property valuations in Montana.

Depreciation and Depletion Expense
Depreciation and depletion expense was $179.6 million in 2020, as compared with $172.9 million in the same period of 2019. This increase was primarily due to plant additions.

Operating Income
Consolidated operating income in 2020 was $236.2 million as compared with $276.9 million in the same period of 2019. This decrease was primarily due to lower gross margin, higher property and other taxes, and higher depreciation expense, partly offset by lower operating expenses.

Interest Expense
Consolidated interest expense in 2020 was $96.8 million, as compared with $95.1 million in the same period of 2019, reflecting borrowings issued as a precautionary measure in order to increase our cash position and preserve financial flexibility in light of the uncertainty in the markets, partially offset by lower interest on our revolving credit facilities.

Other Income
Consolidated other income was $4.9 million in 2020 as compared to $0.4 million during the same period of 2019. This increase was primarily due to a $7.0 million decrease in other pension expense that was partially offset by a $5.3 million decrease in the value of deferred shares held in trust for non-employee directors deferred compensation (both of which are offset in operating, general, and administrative expense with no impact to net income), and higher capitalization of an allowance for funds used during construction, or AFUDC.

Income Tax
Consolidated income tax benefit in 2020 was $11.0 million as compared with $19.9 million in the same period of 2019. The income tax benefit for 2019 reflect the release of approximately $22.8 million of unrecognized tax benefits, including approximately $2.7 million of accrued interest and penalties, due to the lapse of statues of limitations in the second quarter of 2019. The income tax benefit for 2019 reflects the recognition of approximately $22.8 million of previously unrecognized tax benefits, including approximately $2.7 million of accrued interest and penalties, due to the lapse of statutes of limitation in the second quarter of 2019. Our effective tax rate for the twelve months ended December 31, 2020 was (7.6)% as compared with (10.9)% for the same period of 2019. We currently estimate effective tax rate will range between (2.5)% to 2.5% in 2021.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

NorthWestern Reports 2020 Financial Results
February 11, 2021

(in millions)	Year Ended December 31,
	2020		2019
Income Before Income Taxes	$144.2		$182.2

Income tax calculated at federal statutory rate	30.3	21.0%	38.3	21.0%

Permanent or flow through adjustments:
State income, net of federal provisions	(1.5)	(1.1)%	1.3	0.7%
Recognition of unrecognized tax benefit	—	—%	(22.8)	(12.5)%
Flow-through repairs deductions	(23.8)	(16.5)%	(19.7)	(10.8)%
Production Tax Credits	(13.1)	(9.1)%	(11.5)	(6.3)%
Plant and depreciation of flow through items	0.1	0.1%	(4.0)	(2.2)%
Amortization of excess deferred income taxes (DIT)	(1.0)	(0.7)%	(1.7)	(0.9)%
Impact of Tax Cuts and Jobs Act	—	—%	(0.2)	(0.1)%
Prior year permanent return to accrual adjustments	(1.7)	(1.2)%	0.6	0.3%
Other, net	(0.3)	(0.1)%	(0.1)	(0.1)%
Subtotal	(41.3)	(28.6)%	(58.2)	(31.9)%

Income Tax (Benefit) Expense	$(11.0)	(7.6)%	$(19.9)	(10.9)%

Net Income
Consolidated net income for the twelve months ended December 31, 2020 was $155.2 million as compared with $202.1 million for the same period in 2019.

NorthWestern Reports 2020 Financial Results
February 11, 2021

Reconciliation of Primary Changes from 2019 to 2020

	Year Ended December 31,
($millions, except EPS)	Pretax Income	Net Income (1)	Diluted EPS
2019 reported	$182.2	$202.1	$3.98
Gross Margin
Electric retail volumes and demand	(11.0)	(8.2)	(0.16)
Natural gas retail volumes	(10.6)	(7.9)	(0.16)
Disallowance of prior period supply costs	(9.4)	(7.0)	(0.14)
Lower electric QF liability adjustment	(3.3)	(2.5)	(0.05)
Montana electric supply cost recovery	(2.7)	(2.0)	(0.04)
Electric transmission	(2.7)	(2.0)	(0.04)
Montana natural gas production rates	(1.2)	(0.9)	(0.02)
Montana electric retail rates	1.6	1.2	0.02
Other	(9.2)	(6.9)	(0.13)
Subtotal: Items impacting net income	(48.5)	(36.2)	(0.72)

Property taxes recovered in revenue, offset in prop. tax expense	6.3	4.7	0.09
Production tax credits reducing revenue, offset in income tax expense	(5.0)	(3.7)	(0.07)
Operating expense recovered in revenue, offset in operating expense	(0.1)	(0.1)	—
Gas production taxes recovered in revenue, offset in property and other taxes	(0.1)	(0.1)	—
Subtotal: Items not impacting net income	1.1	0.8	0.02

Total Gross Margin	(47.4)	(35.4)	(0.70)
OG&A Expense
Employee benefits	10.1	7.5	0.15
Labor	4.1	3.1	0.06
Hazard trees	3.2	2.4	0.05
Travel and training	3.0	2.2	0.04
Environmental costs	1.2	0.9	0.02
Generation maintenance	0.9	0.7	0.01
Uncollectible accounts	(3.0)	(2.2)	(0.04)
Other	3.2	2.4	0.05
Subtotal: Items impacting net income	22.7	17.0	0.34

Pension and other postretirement benefits, offset in other income	(7.0)	(5.2)	(0.10)
Operating expenses recovered in trackers, offset in revenue	0.1	0.1	—
Non-employee directors deferred compensation, offset in other income	5.3	4.0	0.08
Subtotal: Items not impacting net income	(1.6)	(1.1)	(0.02)

Total OG&A Expense	21.1	15.9	0.32
Other items
Depreciation and depletion expense	(6.7)	(5.0)	(0.10)
Property and other taxes	(7.6)	(5.7)	(0.11)
Interest expense	(1.8)	(1.3)	(0.03)
Other income (includes pension / comp. offset above)	4.4	3.3	0.07
Permanent and flow-through adjustments to income tax	—	(18.6)	(0.37)
Total Other items	(11.7)	(27.3)	(0.54)

Total impact of above items	(38.0)	(46.9)	(0.92)

2020 reported	$144.2	$155.2	$3.06

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports 2020 Financial Results
February 11, 2021

Liquidity and Capital Resources
As of December 31, 2020, our total net liquidity was approximately $233.8 million, including $5.8 million of cash and $228.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at December 31, 2019 of $141.1 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common dividend of $0.62 per share (3.3% increase) payable March 31, 2021 to common shareholders of record as of March 15, 2021. We anticipate to continue to grow dividends in line with our long-term expected earnings per share growth rate of 3% to 6%, annualized.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our adjusted non-GAAP diluted earnings per share of $3.35 for 2020 and $3.42 for 2019 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)
				Actual
Nine Months Ended September 30, 2020				Q4 2020			Full Year 2020
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS(2)
2020 Reported GAAP	$96.4	$101.6	$2.01	$47.8	$53.6	$1.06	$144.2	$155.2	$3.06

Non-GAAP Adjustments:
Remove impact of unfavorable weather	4.1	3.1	0.06	5.7	4.3	0.08	9.8	7.3	0.14
Disallowance of prior period supply costs	—	—	—	9.9	7.4	0.15	9.9	7.4	0.15

2020 Adj. Non-GAAP	$100.5	$104.7	$2.07	$63.4	$65.3	$1.29	$163.9	$169.9	$3.35

				Actual
Nine Months Ended September 30, 2019				Q4 2019			Full Year 2019
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS(2)
2019 Reported GAAP	$122.0	$142.1	$2.80	$60.1	$60.0	$1.18	$182.2	$202.1	$3.98

Non-GAAP Adjustments:
Remove impact of (favorable) unfavorable weather	(8.0)	(6.0)	(0.12)	0.7	0.5	0.01	(7.3)	(5.5)	(0.11)
Remove impact of unrecognized income tax benefit	—	(22.8)	(0.45)	—	—	—	—	(22.8)	(0.45)

2019 Adj. Non-GAAP	$114.0	$113.3	$2.23	$60.8	$60.5	$1.19	$174.9	$173.8	$3.42

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
(2) Due to changes in the quarterly diluted share count, full year EPS may be +/- $0.01 different than the sum of the quarters.

NorthWestern Reports 2020 Financial Results
February 11, 2021

2021 Earnings Guidance Affirmed
NorthWestern affirms its 2021 earnings guidance range of $3.40 - $3.60 per diluted share based upon, but not limited to, the following major assumptions and expectations:
•Normal weather in our electric and natural gas service territories;
•Continued Covid-19 related reduction in our commercial and industrial sales volumes, offset in part by an increase in usage by residential customers through the second quarter of 2021;
•A consolidated income tax rate of approximately (2.5%) to 2.5% of pre-tax income; and
•Diluted shares outstanding of approximately 51.5 million to 51.8 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Friday, February 12, 2021, at 3:30 p.m. Eastern time to review its financial results for the year ending December 31, 2020.

The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://zoom.us/webinar/register/WN_sJnf-pP3QFSCWYGkOHiScg . To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 743,000 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In

NorthWestern Reports 2020 Financial Results
February 11, 2021

addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com